Exhibit 99.1

HEARTWARE INTERNATIONAL REPORTS
FIRST QUARTER 2010 REVENUES OF $10.7 MILLION;
COMPARED WITH $1.5 MILLION IN FIRST QUARTER 2009
— Conference call today at 5:00 PM U.S. ET —
Framingham, MA and Sydney, Australia, May 3, 2010 - HeartWare International, Inc. (NASDAQ: HTWR - ASX: HIN), a leading innovator of less invasive, miniaturized circulatory support technologies that are revolutionizing the treatment of advanced heart failure, today announced revenues of $10.7 million for the first quarter ended March 31, 2010. This compares to $1.5 million in revenues for the first quarter of 2009.
“First quarter results reflect the continued commercial expansion in markets outside of the United States, which accounted for approximately 75 percent of our revenues for the quarter,” explained Doug Godshall, President and Chief Executive Officer. “As noted previously, revenues in the U.S. were paused during the first quarter, as enrollment in our bridge-to-transplant clinical study was completed in late February. Last week, we resumed implanting patients in the U.S., following approval of a Continued Access Protocol by the Food and Drug Administration (FDA) for the bridge-to-transplant study.”
Total operating expenses for the first quarter of 2010 were $9.3 million, compared to $7.7 million in the prior year period. The increase reflects expansion of commercialization activities in Europe, additional expenditure on the Company’s technology pipeline and increased recruitment for specialist positions to meet rising demand for the Company’s products and help sustain growth.
Net loss for the first quarter of 2010 was $4.5 million, or a $0.35 loss per basic and diluted share, compared to a $6.2 million net loss, or a loss of $0.70 per basic and diluted share, in the first quarter of 2009.
“Our current priorities include the ongoing followup of patients in our U.S. bridge-to-transplant study, advancement of our technology portfolio and diligent implementation of the voluntary field action we announced last week,” added Mr. Godshall. “We expect the followup for the bridge-to-transplant study to conclude in August, and we remain on track to file a Premarket Approval Application with the FDA by year end. We continue a dialogue with the FDA about the final details of our anticipated Destination Therapy study in the U.S., and we anticipate approval this quarter with commencement of the trial soon thereafter.”
At March 31, 2010 the Company’s balance sheet reflected $103.9 million in cash, cash equivalents and short-term investments. This compares to approximately $50.8 million in cash and cash equivalents at December 31, 2009, and reflects incorporation of proceeds from the Company’s public offering in February 2010.
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The Company will host a conference call on Monday, May 3, 2010 at 5:00 p.m. U.S. Eastern Time (being 7:00 a.m. Australian Eastern Daylight Time on Tuesday, May 4, 2010) to discuss the Company’s financial results and provide a corporate update. The call may be accessed by dialing 1-877-407-4018 five minutes prior to the scheduled start time and referencing “HeartWare.” For callers outside the United States, dial +1-201-689-8471. Doug Godshall, Chief Executive Officer, President and Executive Director, and David McIntyre, Chief Financial Officer and Chief Operating Officer, will host the conference call.
A live webcast of the call will also be available at the Company’s website (www.heartware.com) by selecting “HeartWare First Quarter Conference Call” under the section titled “Corporate Presentations” on the Home Page. A replay of the conference call will be available through the above weblink immediately following completion of the call.
About HeartWare International
HeartWare International develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System features the HVAD™ pump, a small full-output circulatory support device (up to 10L/min flow) designed to be implanted next to the heart, avoiding the need for abdominal surgery. HeartWare has received CE Marking for the HeartWare System in the European Union. The device is currently the subject of a United States clinical trial for a bridge-to-transplant indication. For additional information, please visit the company’s website at www.heartware.com.
HeartWare International, Inc. is a member of the Russell 2000(R) and its securities are publicly traded on The NASDAQ Stock Market and the Australian Securities Exchange.
For further information:
Christopher Taylor
HeartWare International, Inc.
Email: ctaylor@heartwareinc.com
Phone: +1 508 739 0864
Forward-Looking Statements
This announcement contains forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation our expectations with respect to the progress of clinical trials. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. HeartWare does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. HeartWare may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation, our ability to receive regulatory approvals for, initiate and complete our clinical trial programs as anticipated as well as those risks and uncertainties described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission. We may update our risk factors from time to time in “Part II, Item 1A. Risk Factors” in our Quarterly Reports on Form 10-Q, or other current reports, as filed with the Securities and Exchange Commission.
- Tables to Follow-

HEARTWARE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenues, net	$10,703	$1,478
Cost of revenues	5,680	718

Gross profit	5,023	760

Operating expenses:
Selling, general and administrative	4,556	4,200
Research and development	4,756	3,490

Total operating expenses	9,312	7,690

Loss from operations	(4,289)	(6,930)

Other income (expense)	(255)	697

Net loss	$(4,544)	$(6,233)

Net loss per common share – basic and diluted	$(0.35)	$(0.70)

Weighted average shares outstanding – basic and diluted	12,958,326	8,866,889

HEARTWARE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

		December 31,
	March 31, 2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$87,283	$50,835
Short-term investments, net	16,599	—
Accounts receivable	7,852	11,385
Inventories, net	11,991	8,871
Prepaid expenses and other current assets	2,910	1,663

Total current assets	126,635	72,754
Property, plant and equipment, net	4,313	3,719
Other intangible assets, net	1,306	1,192
Restricted cash	288	288

Total assets	$132,542	$77,953

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,712	$3,122
Accrued expenses and other current liabilities	3,783	3,848

Total current liabilities	5,495	6,970
Commitments and contingencies
Stockholders’ equity	127,047	70,983

Total liabilities and stockholders’ equity	$132,542	$77,953

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